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                                                      OMB APPROVAL

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                                          OMB Number:               3235-0145
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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*

                        Loronix Information Systems, Inc.
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                                (Name of Issuer)


                                  Common Stock
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                         (Title of Class of Securities)


                                   544183 10 6
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                                 (CUSIP Number)


                                December 31, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d-1(c)
         [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                            Page 1 of 5 pages

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SEC 1745 (3-98)


                            Page 2 of 5 pages


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CUSIP No.  544183 10 6

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     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

Peter Jankowski
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     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)....

          (b)....
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     3.   SEC Use Only

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     4.   Citizenship or Place of Organization  United States

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Number of            5.   Sole Voting Power 386,366 (refer to Item 4(a))........
Shares Bene-         -----------------------------------------------------------
ficially             6.   Shared Voting Power  N/A..............................
Owned by Each        -----------------------------------------------------------
Reporting            7.   Sole Dispositive Power  386,366 (refer to Item 4(a))..
Person With:         -----------------------------------------------------------
                     8.   Shared Dispositive Power N/A..........................
--------------------------------------------------------------------------------

     9. Aggregate Amount Beneficially Owned by Each Reporting Person 389,616 (includes 3,250 shares held by spouse) (refer to Item 4(a))

     10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

     11.  Percent of Class Represented by Amount in Row (9) 7.68% (refer to
          Item 4(a))
--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)

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IN...............

 .................

 .................

 .................

 .................

 .................

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                            Page 3 of 5 pages

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ITEM 1.

     (a)  Name of Issuer

            Loronix Information Systems, Inc.

     (b)  Address of Issuer's Principal Executive Offices

            820 Airport Road
            Durango, CO 81301

ITEM 2.

     (a)  Name of Person Filing
            Peter Jankowski

     (b)  Address of Principal Business Office or, if none, Residence

            820 Airport Road
            Durango, CO 81301

     (c)  Citizenship
            United States

     (d)  Title of Class of Securities
            Common Stock

     (e)  CUSIP Number
            544183 10 6

ITEM 3.

     N/A

ITEM 4.   OWNERSHIP

     (a) Amount of beneficially owned: PETER JANKOWSKI IS DEEMED TO BE THE BENEFICIAL OWNER OF AN AGGREGATE OF 389,616 SHARES OF COMMON STOCK OR 7.68%, CONSISTING OF 262,866 SHARES OF COMMON STOCK (INCLUDES 3,250 SHARES HELD BY SPOUSE) AND 126,750 FULLY VESTED OPTIONS CONVERTIBLE INTO SHARES OF COMMON STOCK.

     (b) Percent of class: 7.68% (REFER TO ITEM 4(a)).

     (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote 386,366 (REFER TO
                  ITEM 4(a)).

           (ii)   Shared power to vote or to direct the vote N/A.

           (iii) Sole power to dispose or to direct the disposition of 386,366 (REFER TO ITEM 4(a)).

           (iv)   Shared power to dispose or to direct the disposition of N/A.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                            Page 4 of 5 pages
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     N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     N/A

ITEM 10.  CERTIFICATION

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                               February 4, 2000
                                               ---------------------------------
                                                            Date

                                               /s/ PETER JANKOWSKI
                                               ---------------------------------
                                                            Signature

                                                   PETER JANKOWSKI
                                               ---------------------------------
                                                            Name/Title

                            Page 5 of 5 pages